Exhibit 10.14

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 2

to

PRODUCT DEVELOPMENT AND

COMMERCIALIZATION AGREEMENT

This Amendment No. 2 (“Amendment No. 2”) to that certain PRODUCT DEVELOPMENT AND COMMERCIALIZATION AGREEMENT entered into and made effective as of the 22nd day of August, 2006, and as amended by Amendment No. 1 effective as of the 30th day of September, 2007 (the “Agreement”) by and between ChemoCentryx, Inc., a Delaware corporation having its principal place of business at 850 Maude Avenue, Mountain View, CA 94043 (“ChemoCentryx”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (referred to herein as “GSK”), collectively, the “Parties”, is hereby entered into by the Parties with an Amendment No. 2 effective date of 6th day of October, 2008 (the “Amendment No. 2 Effective Date”).

WHEREAS, the Parties now agree that ChemoCentryx will undertake under the Agreement a QTc Phase I clinical study for CCX282 under the Agreement entitled “A Randomized, Double-Blind, Placebo-Controlled Phase 1 Thorough QT/QTc Study in Healthy Volunteers”, (the “Study”);

WHEREAS, the Parties now agree to establish a budget and payment schedule that shall apply to the Study under the Agreement, subject to the terms and conditions herein, and to establish or clarify certain other issues with respect to the Agreement; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties do hereby amend the Agreement and otherwise agree as follows:

1.        Except as amended hereby, the Agreement will remain unchanged and in full force and effect. The Agreement together with this Amendment No. 2 will be read, taken and construed as one and the same instrument. All terms used in this Amendment No. 2, but not defined herein, will have the same meaning set forth for that term in the Agreement.

2.        The Study is in regards to the Collaboration Compound CCX282 and is included under and as part of the Early Development Program for the Collaboration Compound CCX282 and is designed as set forth in the protocol in Exhibit 1, which is attached hereto and is hereby incorporated by reference.

3.        Reimbursement of ChemoCentryx Costs.

(a)        During the term of the Study, GSK shall pay to ChemoCentryx up to [***] Dollars ($[***]) which shall be used to reimburse ChemoCentryx solely for its documented internal FTE and out-of-pocket expenses actually incurred directly and solely in connection with the conduct of the Study. Payment by GSK will be in quarterly installments based upon a calendar year. ChemoCentryx will provide GSK with a proposed budget, which provides an estimate of anticipated spend by quarter for the Study. ChemoCentryx will provide updated budgets from time to time but at least on a quarterly basis. ChemoCentryx will submit invoices to GSK supported by documents clearly setting forth the actual expenses in such calendar quarter. All invoiced charges shall be solely in accordance with the agreed Study protocol. All payments due under this Amendment No. 2 will be paid by GSK net thirty (30) days upon receipt by GSK of a complete, accurate and audit-worthy invoice as well as clear supporting documentation of expenses. All invoices provided to GSK shall reference the Agreement and shall be sent to GSK Licensing & Benefits Group, GSK House, Great West Road, Brentford, Middlesex, TW8 9GS, UK, Attn: Mark Hancock with an identical copy sent to John Throup, GSK Center of Excellence for External Drug Discovery, [***].

(b)        GSK shall have the right, without incurring any additional costs or expenses or obligations of any kind whatsoever other than as expressly set forth in this paragraph, to terminate its funding of the Study at its sole discretion, for any reason, with or without cause, such termination to be effective ninety (90) days after written notice is provided to ChemoCentry, whereupon, ChemoCentryx shall (i) have all rights to continue, at its sole discretion, the conduct and funding of the Study independently of GSK, but shall be under no obligation to do so, or (ii) have the right to terminate the Study. Upon termination of funding of the Study by GSK and if ChemoCentryx elects not to continue funding the Study independently of GSK, ChemoCentryx shall terminate the Study. Upon election by ChemoCentryx in such case to terminate the Study, ChemoCentryx shall take all reasonable efforts to minimize costs and shall proceed in an orderly fashion to terminate any outstanding cancelable commitments and to stop the Study. All costs incurred by ChemoCentryx associated with termination will be considered reimbursable costs, including costs incurred prior to the notice of termination but which have not been reimbursed, and commitments existing at the time the notice of termination is received which cannot be cancelled. In the event ChemoCentryx believes the costs incurred by it to conduct the Study will exceed the amount budgeted, it shall notify GSK and explain the reasons underlying such expected overage. In no event will reimbursement under this Amendment No. 2 exceed Five Million Dollars, unless otherwise agreed to in writing by the Parties.

(c)        In the event that ChemoCentryx, or its successors and assigns, no longer wishes to continue the Study (for reasons other than safety reasons mutually-agreed by the Parties through the JSC or for termination of funding by GSK as described in paragraph 3(b) above), ChemoCentryx, or its successors or assigns, shall not have the right to terminate the Study without GSK’s prior written consent.

(d)        Total expenses incurred by ChemoCentryx for the Study to be reimbursed by GSK shall not exceed [***] Dollars without the prior written consent of GSK. Any modifications to the Study protocol (Exhibit 1) shall not be implemented without the prior written consent of GSK.

***    Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.        The provisions of Section 3.7.2(b) and Section 3.11.1 of the Agreement are hereby superseded and replaced entirely by the provisions of this Amendment No. 2, and are declared null and void; provided, however that if GSK exercises its right to unilaterally terminate its funding of the Study, and ChemoCentryx elects to nonetheless complete such Study, such provisions will remain in force and effect to the extent necessary for ChemoCentryx to have its non-funded costs reimbursed in the event GSK exercises its Product Option with respect to CCX282.

5.        All other provisions of the Agreement will remain unchanged and remain in full force and effect. This Amendment No. 2 may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to be duly executed by its duly authorized representatives as of the Amendment No. 2 Effective Date.

GLAXO GROUP LIMITED

By: /s/ Hugh Cowley

Name: Hugh Cowley

Title: SVP Leed

Date: 8 Oct. 2008

CHEMOCENTRYX, INC.

By: /s/ Thomas J. Schall

Name: Thomas J. Schall

Title: President and Chief Executive Officer

Date: 10 Oct. 2008